Exhibit 99.2



                MEDCATH OPENS CATH LAB IN RALEIGH, NORTH CAROLINA


Charlotte, North Carolina (October 7, 1996) MedCath Incorporated (Nasdaq/NM:MCTH) today announced the opening of a new outpatient cath lab pursuant to a long-term management agreement with Wake Heart Associates based in Raleigh, North Carolina. Wake Heart Associates is composed of ten cardiologists with five offices located in Raleigh, Cary, Chapel Hill, and Smithfield, North Carolina.

         Founded in 1985, Wake Heart Associates continues to be the premier cardiology practice in Raleigh and the greater Wake County market. Wake County's population is greater than 500,000, and it is the second fastest growing county in North Carolina.

         Stephen R. Puckett, president of MedCath, said, "We are pleased to work with such a high caliber group of cardiologists in a rapidly growing market. This outpatient cath lab will enable Wake Heart Associates and MedCath to deliver superior cardiovascular care in a cost-effective and patient-friendly environment. The project should significantly add to the over 3,000 catheterization procedures that were performed in 1995 in MedCath labs operating in North Carolina."

         MedCath Incorporated is a provider of cardiology and cardiovascular services through the operation of specialized facilities and the management of physician practices. The Company operates one specialty heart hospital and has four additional heart hospitals under development, manages three medical practices comprised of a total of 74 physicians, manages fixed-site cardiac diagnostic and therapeutic centers, and owns and operates mobile cardiac catheterization laboratories serving networks of hospitals.











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